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                                                                   EXHIBIT 10.70


                              EMPLOYMENT AGREMENT


     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of August 18, 1998, by and between Catalyst Semiconductor Inc., a Delaware corporation ("EMPLOYER"), and Radu Vanco ("EMPLOYEE").

                                    RECITALS

     WHEREAS, Employee is the President and Chief Executive Officer of Employer;

     WHEREAS, Employer is in financial difficulties and the Board of Directors of Employer has determined that it is vital to Employer's continued viability and in the best interests of Employer's creditors and shareholders that Employer's existing officers (including Employee) remain with Employer;

     WHEREAS, Employee is entitled to severance from Employer under certain circumstances; and

     WHEREAS, in order to ensure that its existing management team (including Employee) remain with Employer, Employer has decided to provide assurance of payment of a portion of the severance which is payable to Employee.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

     1. Employment. Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth, as the President and Chief Executive Officer of Employer.

     2. Term. The term of Employee's employment under this Agreement shall be for a four (4) year period commencing on August 1, 1998 (the "EMPLOYMENT TERM"), unless otherwise terminated pursuant to the terms hereof. The Employment Term may be extended beyond the date specified above by mutual agreement of the parties:

     3.   Duties:

          (a) Employee shall exercise day to day supervision of all of Employer's activities and shall perform such duties as are customarily associated with his title, consistent with the Bylaws of Employer and as required by Employer's Board of Directors (the "BOARD"). Employee shall report to the Board
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               (b)  Employee agrees to serve Employer faithfully and to the best of his ability; to devote his full-time efforts during normal business hours to the business and affairs of Employer, except during reasonable vacation periods and periods of illness and incapacity; and to perform such duties as the Board may assign, such duties to be of a character and dignity appropriate to the President and Chief Executive Officer.

          4. Compensation. Subject to the provisions of Sections 6 and 7 herein, Employer agrees to provide as compensation to Employee the following salary, bonus, and benefits in exchange for the services described in Section 3 of this Agreement:

               (a) Salary. Employer shall pay Employee, or cause him to be paid, a base salary of $225,000 per annum through the Employment Term or such higher amount as the Board shall from time to time determine, such salary to be paid in accordance with the usual manner of payment of executive salaries by Employer. Notwithstanding the foregoing, Employee's base salary may be reduced in proportion to any salary reduction program approved by the Board which affects all officers of Employer.

               (b) Bonus Compensation. In addition to Employee's base salary, Employee shall participate in and, to the extent earned or otherwise payable thereunder, receive periodic incentive cash bonuses pursuant to any incentive bonus programs currently maintained or hereafter established by Employer and applicable to an employee of Employee's position. Employee's entitlement to incentive bonuses is discretionary and shall be determined by the Board or its Compensation Committee in good faith based upon the extent to which Employee's individual performance objectives and Employer's profitability objectives and other financial and non-financial objectives were achieved during the applicable bonus period. In the event of Employee's death or disability during the Employment Term, Employer shall pay to Employee's estate the bonus Employee would have earned during the year in which death or disability occurred.

               (c) Benefits. Employer shall provide Employee such employment benefits as are generally available to similarly situated employees of Employer, including without limitation expense reimbursement benefits, coverage under medical, long-term disability and life insurance plans, and rights and benefits for which Employee is eligible under Employer's 401(K) retirement and profit sharing plan.

               (d) Vacation and Sick Pay. Employee shall be eligible for vacation and sick leave in accordance with the policies of Employer in effect from time to time during the Employment Term. All accrued vacation and sick pay shall be paid to Employee in a lump sum payment on the date of retirement or termination of employment with Employer.

          5. Stock Options. Employee shall be eligible for participation in the Catalyst Semiconductor, Inc. Stock Option Plan ("Plan"). The parties agree that any grant of

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stock options under the Plan or any similar plan is subject to the discretion of the Board. All stock options granted to Employee shall immediately vest and become exercisable in the event of a Change of Control, sale of Employer or its assets, or Employee's death. The Employee shall have three (3) years from the event of a Change of Control or sale of Employer or its assets in which to exercise all vested options. The Employee's estate shall have three (3) years from the Employee's death in which to exercise all vested options.

          6. Severance Benefits For Termination Following A Change Of Control. If Employee's employment with Employer is terminated at any time following a Change of Control (as defined below), Employee shall be entitled to receive severance benefits as follows:

               (a) Voluntary Resignation. If Employee's employment terminates by reason of Employee's voluntary resignation (and is not an Involuntary Termination or a termination for Cause), then Employee shall receive no severance payment. In addition, Employee shall not be entitled to receive any other benefits except for those (if any) to which Employee may be entitled under this Agreement or any separate agreement with Employer or as may then be established under Employer's then existing benefit plans and policies, other than severance plans, in effect at the time of such termination.

               (b)  Involuntary Termination.

                    (i) Change of Control Severance Payment. If Employee's employment is terminated as a result of Involuntary Termination other than for Cause following a Change of Control, Employee shall be entitled to receive the Change of Control Severance Payment (as defined below). The Change in Control Severance Payment shall be paid in four equal installments, payable every three months, commencing three months after the date of termination of employment. For purposes of this Section 6(b) and Section 7(b) of this Agreement, "Involuntary Termination" means Employee's voluntary termination following (I) a reduction in compensation which is not in proportion to any salary reduction program approved by the Board which affects all officers of Employer; (II) a reduction in material benefits, (III) a reduction in job responsibilities (if the Employee is also removed from the position of President and CEO); or (IV) the relocation of Employee's primary place of business without Employee's consent to a location more than fifty (50) miles from Employee's primary place of business immediately prior to such relocation.

                    (ii) Benefits Following Involuntary Termination Other Than For Cause Following A Change of Control. Health insurance benefits including the same coverages provided to Employee prior to termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at Employer's cost until the earlier of the Benefits Termination Date (as defined below) and the date on which Employee is provided with comparable benefits by a new employer. Life insurance providing the same dollar amount of coverage and in all other respects significantly


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     comparable to that in place immediately prior to termination will be provided at Employer's cost until the earlier of the Benefits Termination Date and the date on which Employee is provided with comparable benefits by a new employer, or as otherwise agreed to by Employee and Employer. In the event of Involuntary Termination other than for Cause all stock options granted to Employee shall immediately vest and become exercisable. The Employee shall have three (3) years in which to exercise all vested options.

               (c) Involuntary Termination For Cause. If Employee's employment is terminated for Cause following a Change in Control, then Employee shall not be entitled to receive severance payments. In addition, Employee shall not be entitled to receive any other benefits except for those to which Employee is entitled under this Agreement or any separate agreement with Employer or as may then be established under Employer's then existing benefit plans and policies, other than severance plans, in effect at the time of such termination. Any such benefits shall be provided until the Benefits Termination Date.

          7. Severance Benefits For Termination Apart From A Change Of Control. If Employee's employment with Employer terminates for any reason prior to the occurrence of a Change of Control, Employee shall be entitled to receive severance benefits as follows:

               (a) Voluntary Resignation. If Employee's employment terminates by reason of Employee's voluntary resignation (and is not an Involuntary Termination or a termination for Cause), then Employee shall receive no severance payment. In addition, Employee shall not be entitled to receive any other benefits except for those (if any) to which Employee may be entitled under this Agreement or any separate agreement with Employer or as may then be established under Employer's then existing benefit plans and policies, other than severance plans, in effect at the time of such termination.

               (b) Involuntary Termination. If Employee's employment is terminated as a result of Involuntary Termination other than for Cause, Employee shall be entitled to receive a severance payment equal to one time Employee's Current Compensation. Such payment shall be paid in four equal installments, payable every three months, commencing three months after the date of termination of employment. Health insurance benefits including the same coverage provided to Employee prior to termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at Employer's cost until the earlier of the Benefits Termination Date (as defined below) and the date on which Employee is provided with comparable benefits by a new employer. Life insurance providing the same dollar amount of coverage and in all other respects significantly comparable to that in place immediately prior to the termination will be provided at Employer's cost until the earlier of the Benefits Termination Date (as defined below) and the date on which Employee is provided with comparable benefits by a new employer. In the event of Involuntary Termination other


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than for Cause all stock options granted to Employee shall immediately vest and become exercisable. The Employee shall have three (3) years in which to exercise all vested options:

          (c) Involuntary Termination for Cause. If Employee's employment is terminated for Cause, then Employee shall not be entitled to receive severance payments. In addition, Employee shall not be entitled to receive any other benefits except for those to which Employee is entitled under this Agreement or any separate agreement with Employer or as may then be established under Employer's then existing benefit plans and policies, other than severance plans, in effect at the time of such termination. Any such benefits shall be provided until the Benefits Termination Date.


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     8.   Severance Letter of Credit.

          (a) Within five (5) days of the date hereof, Employer will provide Employee with a letter of credit in form and substance reasonably satisfactory to Employee, naming Employee as the beneficiary, in the maximum drawable amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) (the "Severance Letter of Credit"). The Severance Letter of Credit shall provide that it may be drawn at the time and for the purpose set forth in this Section
8. Employer shall have no right to prevent a draw by the Employee under the Severance Letter of Credit provided said draw is made in accordance with
Section 8(b) or Section 8(c) hereof.


          (b) In the event that (i) Employee is entitled to the payment of severance hereunder, and (ii) Employer files for bankruptcy protection under the Bankruptcy Code, then at any time after the date of Employer's bankruptcy filing, Employee shall be entitled to draw against the Severance Letter of Credit in an amount equal to the sum of One Hundred Twelve Thousand Five Hundred Dollars ($112,500). Payment to Employee pursuant to the Severance Letter of Credit and under the circumstances described in this Section 8(b) shall satisfy Employer's obligation to pay severance to Employee pursuant to the terms of
Section 6 or 7.

          (c) In the event that (i) Employee is entitled to the payment of severance hereunder, and (ii) Employer fails to pay such severance in accordance with the terms of Section 6 or 7 for any reason other than Employer's filing for bankruptcy protection under the Bankruptcy Code, then beginning on the tenth day after the three month anniversary of the date of termination of Employee's employment, Employee shall be entitled to draw against the Severance Letter of Credit in an amount equal to the sum of One Hundred Twelve Thousand Five Hundred Dollars ($112,500). Employee shall also be entitled to seek recovery from Employer of the remainder of the severance to which he is entitled pursuant to the terms of Section 6 or 7 hereof.

     9. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings.

          (a) Benefits Termination Date. "Benefits Termination Date" shall mean:

               (i) If Employee is Involuntarily Terminated at any time during the First Year, then the eighteen month anniversary of the date of termination;

               (ii) If Employee is Involuntarily Terminated at any time during the Second Year, then the first anniversary of the date of termination;

               (iii) If Employee is Involuntarily Terminated at any time during the Third Year and Beyond, then the six month anniversary of the date of termination.


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            (b)   Change of Control.  "Change of Control" shall mean the
occurrence of any of the following events:

                  (i) Ownership. Any "person" or "persons" (as "person" is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of Employer representing at least fifty percent (50%) of the total voting power represented by Employer's then outstanding voting securities; or

                  (ii) Merger. The stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger of consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such a merger or consolidation.

                  (iii) Sale of Assets. The stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer or all of substantially all of Employer's assets.

            (c) Change of Control Severance Payment. "Change of Control Severance Payment" shall mean:

                  (i) If Employee is Involuntarily Terminated at any time during the First Year, then two times Employee's Current Compensation;

                  (ii) If Employee is Involuntarily Terminated at any time during the Second Year, then one and one-half times Employee's Current Compensation; and

                  (iii) If Employee is Involuntarily Terminated at any time during the Third Year and Beyond, then one time Employee's Current Compensation.


            (d) Cause. "Cause" shall mean (i) Employee's willful and voluntary departure from or abandonment of his employment with Employer for a period of 20 working days during any 12-month period, (ii) any willful and material breach by Employee of his obligations pursuant to any written agreement, including this Agreement, between Employer and Employee, (iii) Employee's continuing or repeated failure or refusal to perform his material duties hereunder, after Employee shall have received written notice from the Board stating the nature of such failure or refusal and, if such failure or refusal is curable, then after-Employee has been afforded at least 30 days in which to cure such failure or refusal, (iv) any proven act by Employee of fraud against Employer or theft, embezzlement or other misappropriation of the funds or property of Employer, (v) the conviction of Employee for any felony under the laws of the United States or any state thereof, or any subdivision of any state thereof (excluding



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traffic related offenses) and (vi) the inability of Employee to render services under this Agreement for any period in excess of 180 days out of any 12-month period (whether due to ill health or otherwise).

          Anything to the contrary in this Section 9(d) notwithstanding, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the Board, after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board, finding that in the good faith opinion of the Board, Employee has engaged in the conduct described in Section 9(d).

          (e) Current Compensation. "Current Compensation" shall mean an amount equal to the greater of (A) Employee's highest annual base salary for the year in which the termination occurs plus the amount of any bonus payable to Employee during that year, (B) Employee's annual base salary at any time during the year in which the termination occurs plus the amount of any bonus payable to Employee during that year, and (C) Employee's annual base salary on the date of termination plus the amount of any bonus payable to Employee during that year.

          (f) First Year. "First Year" shall mean the period commencing with the date hereof and ending on that date which is one year from the date hereof.

          (g) Second Year. "Second Year" shall mean the period commencing after that date which is one year from the date hereof and ending on that date which is two years from the date hereof.

          (h) Third Year and Beyond. "Third Year and Beyond" shall mean any time after that date which is two years from the date hereof.

     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, and to any successor of Employer which successor shall be deemed substituted for Employer under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, consolidation, or otherwise, acquired all or substantially all of the assets or business of Employer. This Agreement shall be deemed to be willfully breached by Employer if any such successor does not absolutely and unconditionally assume all of Employer's obligations under this Agreement and agree expressly to perform the obligations in the same manner and to the same extent as Employer would be required to perform such obligations in the absence of the succession. Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Employer, which shall not be unreasonably withheld.

     11. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and

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postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address from which Employee most recently communicated to Employer in writing. In the case of Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman of the Board.

     12. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes and replaces all prior agreements relating to the subject matter hereof (including without limitation the Employment Agreement between Employer and Employee dated as of October 14, 1995, as subsequently amended). This Agreement may not be amended except in a written instrument signed by all parties hereto.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     14. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by Employer, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question, naming the arbitrator selected by it. If the other party shall fail within a period of 15 days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may apply to the American Arbitration Association for the appointment of the second arbitrator. If the two arbitrators chosen as above shall fail within 15 days after their selection to agree upon a third arbitrator, then either party may apply to the American Arbitration Association for the appointment of an arbitrator to fill the place so remaining vacant. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing signed in triplicate by the concurring arbitrators to each of the parties hereto. Each party shall pay the fees of the arbitrator he or it selects and, subject to Section 15, other expenses connected with presenting his or its case. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

     15. Legal Fees And Expenses. In the event an action is brought to enforce any provision of this Agreement, Employee's legal fees and expenses shall be paid by Employer as incurred by the Employee, unless Employee brings a claim which is determined by the arbitrator to be frivolous, in which case, Employee shall repay to Employer all amounts advanced by Employer to Employee in connection with such claim within thirty days of such determination.

     16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be

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reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     17. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

     18. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     19. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        "Employer"

                                        CATALYST SEMICONDUCTOR, INC.

                                        By:   /s/  HIDE TANIGAMI
                                              -----------------------

                                        Name: HIDE TANIGAMI
                                              -----------------------

                                        Title: Chairman of the Board
                                              -----------------------


                                        "Employee"

                                        /s/ RADU VANCO
                                        -----------------------------
                                                  RADU VANCO



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